Exhibit 5.1

Akerman LLP Three Brickell City Centre 98 Southeast Seventh Street Suite 1100 Miami, FL 33131 T: +1 305 374 5600 F: +1 305 374 5095

October 7, 2025

Ondas Holdings Inc.

One Marina Park Drive, Suite 1410

Boston, MA 02210

Re: Prospectus Supplement to Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to Ondas Holdings Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement dated October 6, 2025 (the “Prospectus Supplement”), pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). The Prospectus Supplement supplements the Company’s Registration Statement on Form S-3ASR (File No. 333-290121) which automatically became effective upon filing on September 9, 2025, as amended from time to time (such Registration Statement in the form in which it became effective is referred to herein as the “Registration Statement”), including the base prospectus dated September 9, 2025 (together with the Prospectus Supplement, the “Prospectus”), relating to the registration and offering by the Company of 19,560,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 17,400,000 shares of Common Stock (the “Pre-Funded Warrant Shares”), and common warrants (the “Common Warrants,” together with the Pre-Funded Warrants, the “Warrants”) to purchase up to 73,920,000 shares of Common Stock (the “Common Warrant Shares,” together with the Pre-Funded Warrant Shares, the “Warrant Shares”), pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated October 6, 2025, by and between the Company, on the one hand, and Oppenheimer & Co. Inc., as representative of the several underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), on the other hand. The Shares, Warrants and the Warrant Shares are collectively referred to as the “Offered Securities.”

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and exhibits thereto, including the Prospectus, (ii) the Amended and Restated Articles of Incorporation of the Company, as amended, as currently in effect (the “Articles of Incorporation”); (iii) the Amended and Restated Bylaws of the Company, as amended, as currently in effect (the “Bylaws”); (iv) the Underwriting Agreement; (v) the form of Pre-Funded Warrant; (vi) the form of Common Warrant; and (vii) certain resolutions and unanimous written consents of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Ondas Holdings Inc.

October 7, 2025

With your consent, we have assumed that none of (i) the execution, delivery and performance of any of the Underwriting Agreement, the Warrants and the Prospectus, (ii) the terms of any of the Warrants, (iii) the issuance and delivery of such Warrants, including the issuance of the Warrant Shares upon exercise of the Warrants in accordance with the terms of the Underwriting Agreement and Warrants or (iv) the compliance by the Company with the terms of the Warrants will (a) violate any applicable law, rule or regulation to which the Company is then subject or the Articles of Incorporation or Bylaws, each as then in effect, (b) result in a breach of or default under any instrument or agreement then binding upon the Company or any of its properties, or (c) violate, or cause the Company not to comply with, any consent, approval, license, authorization, restriction or requirement imposed by, or any filing, recording or registration with, any court or governmental body having jurisdiction over the Company. With your consent, we have also assumed that a sufficient number of shares of Common Stock will remain authorized and reserved for issuance in accordance with the terms of the Underwriting Agreement and the Warrants, and have further assumed that the required Stockholder Approval (as defined in the Underwriting Agreement) to amend to the Articles of Incorporation for purposes of effecting an increase in the Company’s authorized shares of Common Stock will be obtained prior to the issuance of any Warrant Shares.

Based upon the foregoing and subject to the limitations set forth below, as of the date hereof, we are of the opinion that the Underwriting Agreement and the Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

For purposes of this opinion, we express no opinion as to matters governed by laws of any jurisdiction other than New York. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Offered Securities will be issued in compliance with all applicable state securities or blue sky laws.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We understand that you wish to file this opinion as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company, and we hereby consent thereto. We hereby further consent to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Akerman LLP